Exhibit 10.2

FIFTH AMENDMENT TO

LOAN AGREEMENT

This FIFTH AMENDMENT TO LOAN AGREEMENT (the “5th Amendment”) is made on November 9, 2026, by and among Hour Loop, Inc. (the “Borrower”), Sam Lai, and Sau Kuen Yu (collectively, the “Lenders”). Borrower and Lenders shall collectively be known herein as the “Parties”.

WHEREAS, the Parties have entered into a Loan Agreement, dated as of September 16, 2021 (the “Agreement”), pursuant to which the Lenders have agreed to grant to the Borrower a loan (the “Loan”) in an estimated principal amount of $4,038,208; and

WHEREAS, the principal amount was subsequently determined to be $4,170,418. The accrued and unpaid interest amount was $120,002.92 (the “Interest Payable”) as of December 31, 2022; and

WHEREAS, the Parties have entered into an AMENDMENT TO LOAN AGREEMENT, dated as of December 28, 2022 (the “Amendment”) with an agreed term of two years, pursuant to which the principal amount, $4,170,418, was due and payable on December 31, 2024; and

WHEREAS, the principal repayment was subsequently determined to be $1,000,000 and the accrued and unpaid interest amount was $229,372.99 as of December 31, 2024, in which the Lenders agreed the deposits from the Borrower could be settled before January 31, 2025 subject to the Borrower’s normal cash reserve as Amendment states; and

WHEREAS, the Parties have entered into a SECOND AMENDMENT TO LOAN AGREEMENT, dated as of December 24, 2024 (the “2nd Amendment”) with an agreed term of one year, pursuant to which the principal amount, $3,170,418, was due and payable on December 31, 2025; and

WHEREAS, the Parties have entered into a THIRD AMENDMENT TO LOAN AGREEMENT, dated as of December 22, 2025 (the “3rd Amendment”), with an agreed term of one year, pursuant to which the principal amount was $2,660,418, of which the Borrower made six principal repayments totaling $600,000 between January 29, 2026 and March 27, 2026, leaving a remaining principal balance of $2,060,418 as of March 27, 2026; and

WHEREAS, the Parties have entered into a FOURTH AMENDMENT TO LOAN AGREEMENT, dated as of August 10, 2026 (the “4th Amendment”), with the term of the Loan continuing through December 31, 2026, pursuant to which, between April 1, 2026 and August 10, 2026, Lenders made a series of advances to Borrower, against which Borrower made corresponding repayments, resulting in an increase to the outstanding principal amount of the Loan of $1,350,000, such that the principal amount was $3,410,418 as of August 10, 2026 (comprised of the $2,060,418 remaining under the 3rd Amendment plus $1,350,000 in net additional advances), bearing simple interest at a rate of 4.75% per annum; and

WHEREAS, between August 11, 2026 and November 8, 2026, Lenders made further advances to Borrower, net of Borrower’s repayments (collectively, the “Additional Advances”), such that the outstanding principal amount of the Loan as of November 8, 2026 is $4,180,418 (comprised of the $3,410,418 under the 4th Amendment plus $770,000 in net additional advances) (the “Outstanding Principal Balance”), on which simple interest continued to accrue at a rate of 4.75% per annum through November 8, 2026, to be calculated and paid separately from the Principal Amount; and

WHEREAS, the Parties desire to amend the Agreement to reflect the Outstanding Principal Balance and to modify certain other terms and conditions of the 4th Amendment subject to the Borrower’s expansion plan.

NOW, THEREFORE, it is agreed as follows:

1.	Definition. Except as otherwise expressly defined herein, all terms used herein shall have the meanings ascribed thereto in the Agreement.

2.	5th Amendment. The parties hereto expressly agree that the terms and conditions of the Agreement be amended as follows:

(1)	Principal Amount: The Principal Amount of the Loan is $4,180,418.

(2)	Term: The term of the Loan, as amended hereby, shall continue through the Maturity Date of March 31, 2027.

(3)	Repayments: The Principal Amount shall be repaid through monthly principal installments of $200,000, commencing November 30, 2026, and continuing on the last day of each calendar month thereafter, with any remaining outstanding balance of the Principal Amount due and payable in full on the Maturity Date.

Notwithstanding the foregoing, the Parties agree to discuss quarterly and make reasonable efforts, subject to the Borrower’s normal cash reserve and expansion plan (if any), to explore the possibility of early or delayed repayments.

(4)	Interest rate: Effective November 9, 2026, the Loan shall bear simple interest at an annual rate equal to the Prime Rate plus one-point-seventy-five percentage points (1.75 percentage points). The “Prime Rate” means the “bank prime loan” rate published by the Board of Governors of the Federal Reserve System in its statistical release H.15 (Selected Interest Rates) or, if that rate is not available, the prime rate published in The Wall Street Journal. The interest rate shall be adjusted each time the Prime Rate changes, effective as of the date of such change. As of November 9, 2026, the Prime Rate is seven percent (7.00%) and the interest rate is eight-point-seventy-five percent (8.75%). Interest accrued through November 8, 2026 at the prior rate of four-point-seventy-five percent (4.75%) per annum shall cease to accrue at that rate as of such date, shall not be recalculated at the new rate or added to the Principal Amount, and shall be paid as accrued interest in accordance with this Section. Accrued interest shall be paid annually, on December 31, 2026 and on the Maturity Date.

Notwithstanding the foregoing, the Parties agree to discuss annually and make reasonable efforts, subject to the Borrower’s normal cash reserve and expansion plan (if any), to explore the possibility of early or delayed payment of interest.

3.	Cross Reference. The Agreement as amended hereby shall, from and after the date hereof, be read as a single integrated document incorporating the amendments effected hereby and each reference to the terms, “Agreement”, “hereof”, “hereunder” and words of similar import contained in the Agreement shall, as applicable, from and after the date hereof, be deemed to be references to the Agreement, as amended by this 5th Amendment and each such reference (and each reference to the term “Agreement”) in all other documents related thereto shall be deemed to be a reference to the Agreement as amended hereby.

4.	Entire Agreement. The Agreement, as amended by the Amendment, the 2nd Amendment, the 3rd Amendment, the 4th Amendment and this 5th Amendment, constitutes the complete and exclusive understanding and agreement between the Parties regarding its subject matter and supersedes all prior or contemporaneous agreements or understandings, whether written or oral, relating to its subject matter.

5.	Governing Law. This 5th Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Washington.

6.	Continuing Effect. The terms and conditions of the Agreement, as amended by the Amendment, the 2nd Amendment, the 3rd Amendment and the 4th Amendment, except as expressly amended, supplemented and modified herein, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this 5th Amendment on the date first above written.

Borrower: Hour Loop, Inc.

By: /s/ Sam Lai Print: Sam Lai, CEO Date: 11/9/2026
(Name, Title)

Lender’s Signature: /s/ Sam Lai Print: Sam Lai Date: 11/9/2026

Lender’s Signature: /s/ Sau Kuen Yu Print: Sau Kuen Yu Date: 11/9/2026

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